Exhibit 99.2

FROM:
Newtek Business Services, Inc.
http://www.thesba.com
Investor Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com
Contact: Brett Maas
Telephone: (646) 536-7331 / brett@haydenir.com
Rubenstein Public Relations
Contact: Jonathan Goldberg
Telephone: (212) 843-9335 / jgoldberg@rubensteinpr.com

FOR IMMEDIATE RELEASE

Newtek Business Services, Inc. Enters into Letter of

Commitment for a $75 Million Revolving Credit Facility

with Goldman Sachs Bank USA

NEW YORK – November 5, 2013 – Newtek Business Services, Inc., (NASDAQ: NEWT) (www.thesba.com), The Small Business Authority®, today announced that its subsidiary SBA-licensed 7(a) non-bank lender, Newtek Small Business Finance, Inc. (“NSBF”), has entered into a letter of commitment for a new revolving financing facility, totaling $75 million, with Goldman Sachs Bank USA. This revolving facility has a four-year term and will enable the Company to continue to grow its SBA 7(a) lending business. The facility will be set up using a special purpose entity to hold collateral, with only a limited guarantee from NSBF. The majority of the proceeds will be used to retire the current line of credit from Capital One Bank, N.A.

Barry Sloane, President and Chief Executive Officer commented, “We are pleased to announce this addition of $75 million to our financing capability, which will support the strategic direction of our lender, enabling us to grow our loan originations and potentially issue larger securitizations going forward. We continue to expect to grow our 2013 funded loans by approximately 63 percent, to $175 million, and anticipate strong loan growth in 2014 and beyond.”

Mr. Sloane continued, “This facility is extremely attractive because it recognizes that our lender (without holding company or affiliate guarantees) originates and services high-quality SBA 7(a) loans. This facility gives us the flexibility to leverage significant amounts of additional collateral and reduces our cost of capital in the event that Newtek Business Services needs to borrow additional funds for other opportunities.

We greatly appreciate the long-standing relationship that we have had with Capital One Bank and seek to maintain that relationship through other business endeavors.”

Exhibit 99.2

About Newtek Business Services, Inc.

Newtek Business Services, Inc., The Small Business Authority®, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek® brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 100,000 business accounts and has positioned the Newtek® and The Small Business Authority brands as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 27.5 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek Business Services, The Small Business Authority®, provides the following products and services:

•	Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	eCommerce: A suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

•	Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

•	The Newtek Advantage™: A mobile real-time SMB management platform that puts all of a business’s critical transactions and economic, eCommerce and web site traffic data on a smartphone, tablet, laptop or PC. The Newtek Advantage™ provides the intelligence that businesses require and will give them the advantage to succeed. This revolutionary platform will allow owners and operators of small- and medium-sized businesses to manage their businesses from their mobile device anywhere, anytime, all without an IT department.

Exhibit 99.2

The Small Business Authority® is a registered trade mark of Newtek Business Services, Inc., and neither are a part of or endorsed by the U.S. Small Business Administration.

Note Regarding Forward-Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.thesba.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@thesba.com

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